Exhibit 99

CONTACT:	Tom Marder (301) 380-2553 thomas.marder@marriott.com	NEWS

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER RESULTS

First Quarter Highlights:

•	Worldwide company-operated comparable revenue per available room (REVPAR) rose 6.0 percent (4.5 percent using constant dollars) for the first quarter ended March 21, 2008;

•

Outside North America, company-operated comparable REVPAR increased 18.5 percent (11.5 percent using constant dollars) with double-digit growth in Central and Southeast Asia, Latin America, Continental Europe and the Middle East;

•	First quarter total fee revenue rose to $318 million, 7 percent over the prior year;

•

The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development increased to a record 130,000 rooms compared to 100,000 rooms a year ago and 125,000 rooms at the end of 2007;

•	Over 5,900 rooms opened during the first quarter, including almost 1,500 rooms converted from competitor brands;

•	Marriott repurchased 6.2 million shares of the company’s common stock for $208 million during the first quarter.

BETHESDA, MD – April 17, 2008 – Marriott International, Inc. (NYSE:MAR) today reported diluted earnings per share (EPS) from continuing operations of $0.33 in the first quarter of 2008, down 18 percent from the first quarter of 2007. The company’s EPS guidance for the 2008 first quarter, disclosed on February 14, 2008, totaled $0.32 to $0.36.

J.W. Marriott, Jr., Marriott International’s chairman and chief executive officer, said, “Marriott’s first quarter results demonstrated the company’s strength. Leading brands and a focus on bottom line results delivered strong, on-target earnings in the first quarter. Business and leisure travel demand remains robust in most markets around the world. REVPAR at our international

Exhibit 99

properties expanded by 19 percent, along with solid margin improvement and growing incentive fees.

“While performance at our U.S. hotels reflected slowing economic growth, few markets have witnessed discounting and full service room rates rose 4 percent during the quarter. With the U.S. on sale through a lower dollar, international guest arrivals are energizing demand in several key markets.

“Attendance at group meetings was on track during the quarter and group cancellations remained lower than 2007 levels. Group meeting bookings for the remainder of 2008 are strong. Given these trends, we remain cautiously optimistic about 2008 demand trends.

“We expect to meet our hotel development goals in 2008. Our pipeline of hotels under construction, awaiting conversion or approved for development increased to over 130,000 rooms in the first quarter. Our record pipeline of limited-service hotels demonstrates how our owners and franchisees see great opportunity as we continue to remake these brands, generating significant REVPAR premiums and attractive long-term owner returns.

“As a global company, we’re a global neighbor. We recently signed an agreement to help protect 1.4 million acres of endangered Amazon rainforest in Brazil and we’re taking new steps to reduce our consumption of the earth’s resources.”

In the 2008 first quarter (12-week period from December 29, 2007 to March 21, 2008), REVPAR for the company’s comparable worldwide systemwide properties increased 4.4 percent (3.5 percent using constant dollars). REVPAR at comparable worldwide company-operated properties rose 6.0 percent (4.5 percent using constant dollars) over the year-ago quarter and average daily rates increased 6.3 percent (4.8 percent using constant dollars).

In North America, company-operated comparable REVPAR rose 2.3 percent in the first quarter of 2008. REVPAR at the company’s comparable company-operated North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels & Resorts) increased 2.7 percent driven by a 3.9 percent increase in average

Exhibit 99

daily rates. REVPAR growth was particularly strong in Manhattan, Los Angeles, Orlando and Seattle.

For North American hotels, the first quarter ended on March 21, 2008 and included the negative impact of the week preceding Easter. Excluding this week, North American company-operated comparable REVPAR growth would have been approximately 100 basis points higher. In 2007, the week prior to and the week after the holiday were included in the second quarter.

In the 2008 first quarter, international company-operated comparable REVPAR increased 18.5 percent (11.5 percent using constant dollars), including a 16.0 percent increase in average daily rate (9.2 percent using constant dollars) and a 1.5 percentage point improvement in occupancy to 70.5 percent. Singapore, Moscow, Paris, Panama and Dubai were particularly strong markets.

Marriott added 40 new properties (5,948 rooms) to its worldwide lodging portfolio in the first quarter, including the Renaissance Boston Waterfront and the Denver Ritz-Carlton. Seven hotels (1,450 rooms) were converted from competitor brands and 20 properties (3,101 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,019 properties and timeshare resorts for a total of nearly 538,000 rooms.

MARRIOTT REVENUES totaled $2.9 billion in the first quarter, a 4 percent increase from the same period in 2007. Base management and franchise fees rose 8 percent to $244 million as a result of REVPAR improvement and unit expansion. Incentive management fees rose 4 percent to $74 million.

Worldwide company-operated comparable house profit margins grew 40 basis points. House profit margins for comparable company-operated properties outside North America grew 350 basis points and house profit per available room increased over 21 percent. North American company-operated comparable house profit margins declined 70 basis points from the year ago quarter and house profit per available room increased 1 percent.

Exhibit 99

In the first quarter, owned, leased, corporate housing and other revenue, net of direct expenses, decreased $5 million, to $26 million, reflecting start-up costs at the new Renaissance Boston Waterfront hotel, the impact of properties under renovation and lower termination fees.

Timeshare sales and services revenue decreased 12 percent to $326 million in the 2008 first quarter primarily due to unfavorable year-over-year reportability at several projects. In the 2008 quarter, timeshare sales and services revenue, net of direct expenses, totaled $13 million, which reflected start-up costs and low reportability at new projects on Marco and Singer Islands in Florida and the impact of other projects nearing sell-out. In the 2007 quarter, a significant amount of contract sales associated with a Hawaiian project became financially reportable. The company stated in February 2008 that it expected first quarter timeshare sales and services revenue, net of direct expenses, to total $7 million to $12 million.

Timeshare segment results include timeshare sales and services revenue, net of direct expenses, as well as base fees, equity earnings, minority interest and general, administrative and other expenses associated with the timeshare business. Timeshare segment results totaled $4 million and reflected unfavorable year-over-year reportability, start-up costs associated with new projects, projects nearing sell-out and higher timeshare administrative costs offset by increased equity earnings from the Kapalua joint venture.

First quarter timeshare contract sales increased 2 percent to $333 million as a result of timeshare sales at new projects in Florida, higher sales from the Asia Pacific points program, and higher residential sales at the Kapalua joint venture, partially offset by declining contract sales at projects near sell-out and lower sales of fractional products. Contract sales for the first quarter were expected to be flat to up 5 percent.

GENERAL, ADMINISTRATIVE and OTHER expenses for the first quarter totaled $162 million, a 10 percent increase compared to the prior year quarter reflecting higher spending related to unit growth, development, systems improvements, brand initiatives and legal expenses. The 2008 first quarter included an $8 million favorable impact associated with deferred compensation while the 2007 first quarter benefited from reversal of reserves totaling $9 million established several years earlier that were no longer required.

Exhibit 99

GAINS AND OTHER INCOME totaled $3 million largely generated by preferred returns from joint venture investments. A $4 million loss on the sale of a new hotel due to higher construction costs was also reflected in the total for the quarter. The prior year’s first quarter gains totaled $35 million and included $10 million from the sale of an interest in a joint venture, $2 million of gains from the sale of real estate, $9 million of gains associated with the forgiveness of debt, an $11 million gain on the sale of a stock investment and $3 million of preferred returns from joint venture investments.

INTEREST EXPENSE, net of INTEREST INCOME and PROVISION FOR LOAN LOSSES, increased $5 million to $29 million, primarily due to higher average borrowings, partially offset by lower interest rates.

EQUITY IN EARNINGS (LOSSES) totaled $27 million reflecting Marriott’s share of income in equity joint venture investments. The increase in equity earnings was primarily driven by a $15 million gain on the sale of a joint venture’s assets, insurance proceeds of $6 million received through a joint venture and $6 million of improved results at a timeshare joint venture project in Kapalua, Hawaii.

PROVISION FOR INCOME TAXES reflects a 38.4 percent effective tax rate, in part reflecting an $8 million unfavorable impact associated with deferred compensation.

BALANCE SHEET

At the end of first quarter 2008, total debt was $3,395 million and cash balances totaled $314 million, compared to $2,965 million in debt and $332 million of cash at the end of 2007. The company repurchased 6.2 million shares of common stock in the first quarter of 2008 at a cost of $208 million. Weighted average fully diluted shares outstanding totaled 371.9 million at the end of the first quarter compared to 411.3 million at the end of the year-ago quarter. The remaining share repurchase authorization, as of March 21, 2008, totaled approximately 27 million shares.

Exhibit 99

OUTLOOK

The company expects worldwide systemwide comparable REVPAR and North American company-operated comparable REVPAR to increase 3 to 5 percent in 2008, with modest increases in North American house profit margins and roughly 30,000 new room openings.

For the full year 2008, the company expects timeshare sales and services revenue, net of direct expenses, to total $300 million to $315 million reflecting approximately $70 million of timeshare note sale gains. Timeshare segment results in 2008 are expected to be $280 million to $295 million with contract sales growth of 15 to 20 percent.

Assuming roughly $1 billion of share repurchases during the year, the company believes that net interest expense will approximate $135 million for the full year.

For the second quarter of 2008, the company expects worldwide systemwide comparable REVPAR and North American company-operated comparable REVPAR to also increase 3 to 5 percent. Comparable North American house profit margins are expected to be flat in the quarter.

In the second quarter, the company expects timeshare sales and services revenue, net of direct expenses, to total $55 million to $60 million reflecting $15 million to $20 million of timeshare note sale gains. The company expects timeshare segment results of $45 million to $50 million in the quarter. Second quarter contract sales are expected to grow approximately 5 percent over the year ago quarter.

Exhibit 99

	Second Quarter 2008	Full Year 2008

Total fee revenue	$380 million to $385 million	$1,490 million to $1,520 million

Owned, leased, corporate housing and other revenue, net of direct expenses	$45 million to $50 million	$170 million to $180 million

Timeshare sales and services revenue, net of direct expenses[1]	$55 million to $60 million	$300 million to $315 million

General, administrative and other expenses	Approx $180 million	$765 million to $775 million

Operating income	$300 million to $315 million	$1,185 million to $1,250 million

Gains and other income	Approx $5 million	Approx $20 million

Net interest expense[2]	$30 million to $35 million	Approx $135 million

Equity in earnings (losses)	Approx $5 million	Approx $55 million

After-tax minority interest	Approx $2 million	Approx $8 million

Earnings per share	$0.48 to $0.52	$1.98 to $2.08

Tax rate	35 to 36 percent	35 to 36 percent

[1]	Includes an estimated $15 million to $20 million of timeshare note sale gains in the second quarter and approximately $70 million of timeshare note sale gains for full year 2008
[2]	Net of interest income

The company expects investment spending in 2008 to total approximately $1.0 billion to $1.1 billion, including $75 million for maintenance capital spending, $400 million to $450 million for capital expenditures and acquisitions, $175 million to $200 million for timeshare development, $15 million to $25 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and $290 million to $310 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 17, 2008 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available at that same website until April 17, 2009. The webcast will also be available as a podcast from the same site.

The telephone dial-in number for the conference call is 719-325-4747. A telephone replay of the conference call will be available from 1 p.m. ET, Thursday, April 17, 2008 until 8 p.m. ET,

Exhibit 99

Thursday, April 24, 2008. To access the replay, call 719-457-0820. The reservation number for the recording is 6440196.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends; statements concerning the number of lodging properties we expect to add in the future; our expected share repurchases and investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the uncertain environment in the lodging industry and the economy generally; supply and demand changes for hotel rooms, vacation ownership, condominiums, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors identified in our most recent annual or quarterly report on Form 10-K or 10-Q; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with over 3,000 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons by Marriott Vacation Club, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Md., and had approximately 151,000 employees at 2007 year-end. It is ranked as the lodging industry’s most admired company and one of the best companies to work for by FORTUNE®, and has been recognized by the U.S. Environmental Protection Agency (EPA) with the 2007 Sustained Excellence Award and Partner of the Year since 2004. In fiscal year 2007, Marriott International reported sales from continuing operations of $13 billion. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	Twelve Weeks Ended		Percent Better/ (Worse)
	March 21, 2008	March 23, 2007
REVENUES
Base management fees	$148	$134	10
Franchise fees	96	91	5
Incentive management fees	74	71	4
Owned, leased, corporate housing and other revenue [1]	270	250	8
Timeshare sales and services [2]	326	369	(12)
Cost reimbursements [3]	2,033	1,921	6

Total Revenues	2,947	2,836	4

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	244	219	(11)
Timeshare - direct	313	312	—
Reimbursed costs	2,033	1,921	(6)
General, administrative and other [5]	162	147	(10)

Total Expenses	2,752	2,599	(6)

OPERATING INCOME	195	237	(18)

Gains and other income [6]	3	35	(91)
Interest expense	(42)	(33)	(27)
Interest income	11	9	22
(Provision for) reversal of loan losses	2	—	*
Equity in earnings (losses) [7]	27	2	1,250

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	196	250	(22)
Provision for income taxes	(75)	(86)	13
Minority interest, net of tax	1	—	*

INCOME FROM CONTINUING OPERATIONS	122	164	(26)
Discontinued operations - Synthetic Fuel, net of tax [8]	(1)	18	(106)

NET INCOME	$121	$182	(34)

EARNINGS PER SHARE - Basic
Earnings from continuing operations	$0.34	$0.42	(19)
Earnings from discontinued operations [8]	—	0.05	(100)

Earnings per share	$0.34	$0.47	(28)

EARNINGS PER SHARE - Diluted
Earnings from continuing operations	$0.33	$0.40	(18)
Earnings from discontinued operations [8]	—	0.04	(100)

Earnings per share	$0.33	$0.44	(25)

Basic Shares	354.3	388.1
Diluted Shares	371.9	411.3

*	Percent can not be calculated.
[1]	– Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, termination fees and other revenue.
[2]

– Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3]	– Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
[4]

– Owned, leased and corporate housing—direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening and depreciation, plus expenses related to our corporate housing business.

[5]	– General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[6]

– Gains and other income includes net gains on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains on the sale of joint ventures, and income from cost method joint ventures.

[7]	– Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated equity method joint ventures.
[8]	– Discontinued operations relates to our Synthetic Fuel business which was shut down and substantially all the assets liquidated at December 28, 2007.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twelve Weeks Ended		Percent Better/ (Worse)
	March 21, 2008	March 23, 2007
REVENUES

North American Full-Service	$1,307	$1,244	5
North American Limited-Service	488	463	5
International	352	331	6
Luxury	387	339	14
Timeshare	402	443	(9)

Total segment revenues [1]	2,936	2,820	4
Other unallocated corporate	11	16	(31)

Total	$2,947	$2,836	4

INCOME FROM CONTINUING OPERATIONS

North American Full-Service	$95	$114	(17)
North American Limited-Service	86	87	(1)
International	64	50	28
Luxury	26	11	136
Timeshare [2]	4	44	(91)

Total segment financial results [1]	275	306	(10)
Other unallocated corporate	(48)	(32)	(50)
Interest income, provision for loan losses and interest expense	(29)	(24)	(21)
Income taxes [2]	(76)	(86)	12

Total	$122	$164	(26)

[1]

We consider segment revenues and segment financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the revenues and results of our lodging operations to those of other lodging companies.

[2]

We allocate minority interest of our consolidated subsidiaries to our segments. Accordingly, minority interest of our consolidated subsidiaries of $1 million for the 2008 first quarter as reflected in our income statement, was allocated as follows: $2 million to our Timeshare segment and $(1) million to Provision for income taxes.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products [1]
	Number of Properties			Number of Rooms/Suites
Brand	March 21, 2008	March 23, 2007	vs. March 23, 2007	March 21, 2008	March 23, 2007	vs. March 23, 2007
Domestic Full-Service
Marriott Hotels & Resorts	343	341	2	136,875	136,290	585
Renaissance Hotels & Resorts	75	65	10	27,456	24,372	3,084
Domestic Limited-Service
Courtyard	697	657	40	97,141	92,219	4,922
Fairfield Inn	527	508	19	46,601	45,226	1,375
SpringHill Suites	186	156	30	21,457	18,160	3,297
Residence Inn	529	504	25	63,019	60,056	2,963
TownePlace Suites	145	123	22	14,522	12,366	2,156
International
Marriott Hotels & Resorts	178	178	—	51,966	51,872	94
Renaissance Hotels & Resorts	68	73	(5)	22,400	23,488	(1,088)
Courtyard	73	82	(9)	13,827	14,148	(321)
Fairfield Inn	8	6	2	949	640	309
SpringHill Suites	1	1	—	124	124	—
Residence Inn	18	17	1	2,611	2,313	298
Marriott Executive Apartments	18	19	(1)	2,887	3,099	(212)
Ramada	—	2	(2)	—	332	(332)
Luxury
The Ritz-Carlton - Domestic	36	34	2	11,437	11,343	94
The Ritz-Carlton - International	32	27	5	9,754	7,992	1,762
Bulgari Hotels & Resorts	2	2	—	117	117	—
The Ritz-Carlton Residential	19	15	4	1,823	1,424	399
The Ritz-Carlton Services Apartments	2	—	2	387	—	387
Timeshare [2]
Marriott Vacation Club	47	45	2	10,948	10,534	414
The Ritz-Carlton Club - Fractional	7	7	—	388	388	—
The Ritz-Carlton Club - Residential	3	2	1	144	79	65
Grand Residences by Marriott - Fractional	2	2	—	248	248	—
Grand Residences by Marriott - Residential	1	—	1	65	—	65
Horizons by Marriott Vacation Club	2	2	—	444	372	72

Sub Total Timeshare	62	58	4	12,237	11,621	616

Total	3,019	2,868	151	537,590	517,202	20,388

Number of Timeshare Interval, Fractional and Residential Resorts[2]

	Total[3]	In Active Sales
100% Company-Developed
Marriott Vacation Club	47	25
The Ritz-Carlton Club and Residences	7	5
Grand Residences by Marriott and Residences	3	3
Horizons by Marriott Vacation Club	2	2
Joint Ventures
The Ritz-Carlton Club and Residences	3	3

Total	62	38

[1]	Total Lodging Products excludes the 2,153 and 1,909 corporate housing rental units as of March 21, 2008 and March 23, 2007, respectively.
[2]	Includes products in active sales which may not be ready for occupancy.
[3]	Includes resorts that are in active sales and those that are sold out. Residential properties are added once they possess a certificate of occupancy.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated International Properties [1]

	Two Months Ended February 29, 2008 and February 28, 2007
	REVPAR		Occupancy			Average Daily Rate
Region	2008	vs. 2007	2008	vs. 2007		2008	vs. 2007
Caribbean & Latin America	$163.74	14.0%	77.4%	3.6	% pts.	$211.49	8.7%
Continental Europe	$122.42	11.5%	64.1%	1.3	% pts.	$191.13	9.2%
United Kingdom	$126.56	1.5%	68.3%	-2.6	% pts.	$185.23	5.3%
Middle East & Africa	$130.20	13.9%	75.2%	2.0	% pts.	$173.22	10.8%
Asia Pacific[2]	$118.47	9.6%	72.6%	0.4	% pts.	$163.29	9.0%

Regional Composite[3]	$129.13	10.0%	70.3%	0.8	% pts.	$183.69	8.7%

International Luxury[4]	$234.48	18.2%	72.0%	6.7	% pts.	$325.62	7.3%

Total International[5]	$141.08	11.5%	70.5%	1.5	% pts.	$200.14	9.2%

Worldwide[6]	$116.56	4.5%	68.1%	-0.2	% pts.	$171.06	4.8%

Comparable Systemwide International Properties [1]

	Two Months Ended February 29, 2008 and February 28, 2007
	REVPAR		Occupancy			Average Daily Rate
Region	2008	vs. 2007	2008	vs. 2007		2008	vs. 2007
Caribbean & Latin America	$135.57	9.8%	70.0%	1.4	% pts.	$193.63	7.6%
Continental Europe	$118.85	13.5%	62.1%	2.8	% pts.	$191.53	8.4%
United Kingdom	$124.26	1.2%	67.7%	-2.5	% pts.	$183.63	5.0%
Middle East & Africa	$130.20	13.9%	75.2%	2.0	% pts.	$173.22	10.8%
Asia Pacific[2]	$116.13	6.6%	71.3%	-0.8	% pts.	$162.99	7.7%

Regional Composite[3]	$123.26	9.2%	68.0%	0.8	% pts.	$181.17	8.0%

International Luxury[4]	$234.48	18.2%	72.0%	6.7	% pts.	$325.62	7.3%

Total International[5]	$133.45	10.7%	68.4%	1.3	% pts.	$195.10	8.5%

Worldwide[6]	$97.67	3.5%	66.8%	-0.7	% pts.	$146.14	4.6%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for January through February. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard properties. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite and International Luxury.
[6]

Includes international statistics for the two calendar months ended February 29, 2008 and February 28, 2007, and North American statistics for the twelve weeks ended March 21, 2008 and March 23, 2007. Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites properties.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated North American Properties

	Twelve Weeks Ended March 21, 2008 and March 23, 2007
	REVPAR		Occupancy			Average Daily Rate
Brand	2008	vs. 2007	2008	vs. 2007		2008	vs. 2007
Marriott Hotels & Resorts	$122.85	2.2%	67.7%	-1.2	% pts.	$181.45	4.0%
Renaissance Hotels & Resorts	$118.29	3.1%	68.9%	0.1	% pts.	$171.70	3.0%
Composite North American Full-Service[1]	$122.05	2.3%	67.9%	-1.0	% pts.	$179.73	3.8%
The Ritz-Carlton[2]	$246.27	4.6%	69.9%	1.4	% pts.	$352.12	2.5%
Composite North American Full-Service & Luxury[3]	$130.22	2.7%	68.0%	-0.8	% pts.	$191.39	3.9%
Residence Inn	$92.58	1.7%	71.9%	-0.4	% pts.	$128.78	2.2%
Courtyard	$85.68	1.0%	64.7%	-0.5	% pts.	$132.41	1.9%
TownePlace Suites	$58.60	-1.0%	65.1%	-3.0	% pts.	$90.06	3.6%
SpringHill Suites	$75.84	5.5%	66.8%	1.9	% pts.	$113.49	2.4%
Composite North American Limited-Service[4]	$85.46	1.5%	66.9%	-0.4	% pts.	$127.75	2.1%
Composite—All [5]	$110.18	2.3%	67.5%	-0.6	% pts.	$163.16	3.3%

Comparable Systemwide North American Properties

	Twelve Weeks Ended March 21, 2008 and March 23, 2007
	REVPAR		Occupancy			Average Daily Rate
Brand	2008	vs. 2007	2008	vs. 2007		2008	vs. 2007
Marriott Hotels & Resorts	$110.10	1.6%	65.7%	-1.5	% pts.	$167.58	3.9%
Renaissance Hotels & Resorts	$108.17	2.1%	67.7%	-0.4	% pts.	$159.90	2.6%
Composite North American Full-Service[1]	$109.79	1.7%	66.0%	-1.3	% pts.	$166.33	3.7%
The Ritz-Carlton[2]	$246.27	4.6%	69.9%	1.4	% pts.	$352.12	2.5%
Composite North American Full-Service & Luxury[3]	$115.03	2.0%	66.2%	-1.2	% pts.	$173.87	3.9%
Residence Inn	$92.13	2.7%	72.5%	-0.5	% pts.	$127.02	3.4%
Courtyard	$84.20	1.8%	65.5%	-0.8	% pts.	$128.64	3.0%
Fairfield Inn	$57.54	3.2%	62.3%	-1.5	% pts.	$92.33	5.7%
TownePlace Suites	$60.82	0.4%	66.9%	-1.2	% pts.	$90.89	2.2%
SpringHill Suites	$75.20	2.7%	67.2%	-0.5	% pts.	$111.89	3.5%
Composite North American Limited-Service[4]	$79.12	2.3%	66.9%	-0.9	% pts.	$118.21	3.6%
Composite—All [5]	$92.97	2.2%	66.6%	-1.0	% pts.	$139.53	3.7%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts properties.
[2]	Statistics for The Ritz-Carlton properties are for January through February.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton properties.
[4]	Includes the Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites properties.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites properties.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

Segment Results
	Twelve Weeks Ended		Percent Better / (Worse)
	March 21, 2008	March 23, 2007
Base fees revenue	$11	$10	10
Timeshare sales and services revenue, net of direct expense	13	57	(77)
Joint venture equity income (loss)	5	—	*
Minority interest	2	—	*
General, administrative and other expense	(27)	(23)	(17)

Segment results	$4	$44	(91)

Sales and Services Revenue
	Twelve Weeks Ended		Percent Better / (Worse)
	March 21, 2008	March 23, 2007
Development	$205	$264	(22)
Services	84	76	11
Financing	27	23	17
Other revenue	10	6	67

Sales and services revenue	$326	$369	(12)

Contract Sales[1]
	Twelve Weeks Ended		Percent Better / (Worse)
	March 21, 2008	March 23, 2007
Company:
Timeshare	$285	$275	4
Fractional	8	9	(11)
Residential	12	—	*

Total company	305	284	7
Joint ventures:
Timeshare	—	8	(100)
Fractional	5	18	(72)
Residential	23	16	44

Total joint ventures	28	42	(33)

Total contract sales, including joint ventures	$333	$326	2

*	Percent can not be calculated.

[1] –

Timeshare contract sales represent gross sales of timeshare, fractional, and residential products from both our wholly-owned and joint venture projects, before the adjustment for percentage-of-completion accounting.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules, and related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following page reconcile the most directly comparable GAAP measures to the non-GAAP measures (identified by a double asterisk on the following page) that we refer to in our press release and related conference call. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Earnings Before Interest, Taxes, Depreciation and Amortization. Earnings before interest, taxes, depreciation and amortization (EBITDA) reflects earnings excluding the impact of interest expense, tax expense, depreciation and amortization. Our management considers EBITDA to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. EBITDA is used by analysts, lenders, investors and others, as well as by us, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. Additionally, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

ESOP Settlement Charge. Management evaluates non-GAAP measures that exclude the charge associated with the 2007 settlement of issues raised during the IRS’ and Department of Labor’s examination of the employee stock ownership plan (“ESOP”) feature of our Employees’ Profit Sharing, Retirement and Savings Plan and Trust, including adjusted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization, because these measures allow for period-over-period comparisons relative to our on-going operations before material charges. Additionally, these non-GAAP measures facilitate management’s comparison of our results relative to on-going operations before material charges with that of other lodging companies. The settlement resulted in an after-tax charge of $54 million in the second quarter 2007 reflecting $35 million of excise taxes (impacting General, Administrative, and Other Expenses), $13 million of interest expense on those excise taxes and $6 million of income tax expense primarily reflecting additional interest.

Adjusted EBITDA. Our management also evaluates adjusted EBITDA which excludes the synthetic fuel business for 2007, as well as the $35 million charge in 2007 for excise taxes associated with the ESOP settlement. The synthetic fuel operations, discontinued in 2007, are not related to our core business, which is lodging. Accordingly, our management evaluates non-GAAP measures which exclude the impact of the synthetic fuel business because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies. Our management excludes the excise taxes associated with the ESOP settlement for the reasons noted above in the “ESOP Settlement Charge” caption.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA and Adjusted EBITDA

($ in millions)

	Fiscal Year 2008
	First Quarter
Net income	$121
Interest expense	42
Tax provision, continuing operations	75
Tax provision, minority interest	1
Depreciation and amortization	41
Less: Depreciation reimbursed by third-party owners	(3)
Interest expense from unconsolidated joint ventures	4
Depreciation and amortization from unconsolidated joint ventures	5

EBITDA**	$286

Discontinued operations adjustment (synthetic fuel)	1

Adjusted EBITDA**	$287

Increase (Decrease) over 2007 Adjusted EBITDA	-14%

The following items make up the discontinued operations adjustment (synthetic fuel)
Pre-tax Synthetic Fuel losses (income)	$1

EBITDA adjustment for discontinued operations (synthetic fuel)	$1

	Fiscal Year 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$182	$207	$131	$176	$696
Interest expense	33	52	42	57	184
Tax provision, continuing operations	86	128	93	134	441
Tax (benefit) provision, synthetic fuel	(72)	(86)	(41)	73	(126)
Depreciation and amortization	46	45	43	63	197
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(6)	(18)
Interest expense from unconsolidated joint ventures	5	5	8	6	24
Depreciation and amortization from unconsolidated joint ventures	6	7	6	9	28

EBITDA**	$282	$354	$278	$512	$1,426

ESOP Settlement—Excise Tax	—	35	—	—	35
Discontinued operations adjustment (synthetic fuel)	52	52	30	(15)	119

Adjusted EBITDA**	$334	$441	$308	$497	$1,580

The following items make up the discontinued operations adjustment (synthetic fuel)
Pre-tax Synthetic Fuel losses (income)	$54	$54	$32	$(13)	$127
Synthetic Fuel depreciation	(2)	(2)	(2)	(2)	(8)

EBITDA adjustment for discontinued operations (synthetic fuel)	$52	$52	$30	$(15)	$119

**	Denotes non-GAAP financial measures.

Exhibit 99